Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Form F-3 (No. 333-210284) of Scorpio Tankers Inc. of our report dated March 24, 2017 relating to the financial statements of Navig8 Product Tankers Inc., which appears in this Current Report on Form 6-K of Scorpio Tankers Inc.

/s/ PricewaterhouseCoopers AS

Oslo, Norway

May 23, 2017